EXHIBIT 2.2

PLAN OF VOLUNTARY LIQUIDATION AND

DISSOLUTION OF PAN AMERICAN BANK FSB

The following Plan of Voluntary Liquidation and Dissolution (the “Plan”) shall effect the complete liquidation and dissolution of Pan American Bank FSB, a federally chartered savings and loan association (the “Bank”), located at 1801 El Camino Real, Burlingame, California 94010, in accordance with Section 332 of the Internal Revenue Code of 1986, as amended (the “Code”), the rules and regulations of the Home Owner’s Loan Act (the “Act”) and the rules and regulations of the Office of Thrift Supervision (“OTS”)

The Plan has been adopted by the Board of Directors of the Bank and approved by PAFI, Inc. (“PAFI”), the sole shareholder of the Bank, and United PanAm Financial Corporation (“UPFC”), the sole shareholder of PAFI.

The Plan provides for the sale of certain of the Bank’s assets, the assumption of certain of its liabilities (including all of its deposit liabilities), the payment or other satisfaction of remaining liabilities (including income tax liabilities), the distribution to PAFI/UPFC of its remaining net assets, and the dissolution and termination of the Bank’s corporate existence, all in accordance with the regulations of the OTS.

RECITALS

A. During the first quarter of 2004, the Bank was notified by the OTS that the Bank was deemed to have an unacceptable level of risk for a federally insured thrift because the Bank was deemed to have an excessive concentration of risk in automobile loans, all of which are non-prime in nature. These automobile loans represent approximately 24% of the Bank’s total assets.

B. Management of the Bank met with the OTS on a number of occasions through March 30, 2004.

C. Based upon the increasing regulatory requirements associated with financing the Bank’s non-prime automobile finance business with insured deposits, and after meetings with the OTS and discussions with its advisors, the Board of Directors of the Bank and UPFC decided to implement a plan for the Bank to exit operations as a savings association and surrender its OTS charter.

D. Because of the unique nature of the Bank’s business, the Board of Directors determined that it was not in the best interest of the Bank and PAFI, its sole stockholder, to sell the Bank in a whole bank transaction. Instead, the Board of Directors determined that adoption of the Plan was in the best interest of the Bank and its stockholder.

E. The Bank has already entered into certain transactions relating to dissolution of the Bank, including retaining investment advisors, entering into branch sale agreements, and allowing its wholly owned subsidiary, United Auto Credit Corporation (“UACC”), to negotiate securitization transactions so UACC may use the securitization transactions as a funding source, instead of using the insured deposits of the Bank as a funding source.

F. This Plan provides for obtaining the approval of the OTS and any other applicable governmental agency for the following:

(i) the consummation of the transactions and/or actions contemplated by Sections 3, 4, 5 and 6 below;

(ii) the payment of the Bank’s final expenses and liabilities that are not assumed by PAFI/UPFC from the proceeds of the purchase and assumption transaction, and the distribution of the Bank’s remaining assets (“Residual Assets”) to PAFI/UPFC or a trust to be held for the benefit of PAFI/UPFC; and

(iii) the issuance of a certificate of dissolution, the cancellation of its charter, and the termination of the Bank’s corporate existence.

NOW, THEREFORE, subject to necessary approvals, the Directors herein provide for the following Plan of Voluntary Liquidation and Dissolution:

1. EFFECTIVE DATE OF PLAN OF DISSOLUTION. The consummation of the transactions contemplated by this Plan and the dissolution of the Bank shall be deemed to occur and shall be effective only upon completion of all actions necessary or appropriate under applicable federal and state statutes, the regulations and policies of the OTS and the Charter and Bylaws of the Bank (the “Effective Date”). The voluntary dissolution of the Bank shall not occur until, and shall be conditioned upon, consummation of the transactions as contemplated in Section 3 hereto prior to the Effective Date.

2. REGULATORY APPROVALS. Consummation of this Plan is conditioned upon the Bank and every applicable third party receiving approval from all appropriate regulatory entities, including the OTS and the Federal Deposit Insurance Corporation (the “FDIC”). Third parties that need to receive approval include entities with whom the Bank has entered into or will enter into agreements relating to sale of the Bank’s branches and deposit liabilities. The Board is authorized and directed to execute and file: (a) this Plan and other relevant material with the OTS to seek its approval for the transactions contemplated in Section 3 below pursuant to 12 CFR § 563.22 and to liquidate, dissolve and terminate its corporate existence pursuant to 12 CFR § 546.4; and (b) such applications, notices and other materials as may be required with (i) the FDIC in order to terminate the insurance on the Bank’s deposit accounts pursuant to Section 8(q) of the Federal Deposit Insurance Act; (ii) the Federal Home Loan Bank of San Francisco for it to terminate the Bank’s membership and to repurchase the Bank’s shares of Federal Home Loan Bank stock; and (iii) any other federal, state or local regulatory authority which has jurisdiction.

3. STEPS FOR DISSOLUTION. The Bank has, or as soon as practicable, the Bank shall, in one or more transactions, sell, lease, transfer or otherwise dispose of all or substantially all of the property and assets of the Bank (other than the stock of UACC and the Other Subsidiaries, as that term is defined below, pending distribution of such stock to PAFI) on terms and conditions satisfactory to the Board or the Special Committee, and subject to any approval by non-objection of, or notice to, the OTS, including:

•	Securitization of Automobile Receivables. In one or more transactions, UACC, the Bank’s subsidiary, shall set up special purpose entities to securitize UACC’s automobile receivables in order to provide a funding source for its continuing operations. The sale of the Bank’s branches and the deposit liabilities shall be contingent upon the securitizations closing.

•	Sell Branch Locations. In one or more transactions, the Bank will sell its three (3) branch offices and associated retail deposits to an independent third party.

•	Sell Brokered CDs. In one or more transactions, the Bank shall sell these deposits to a third party financial institution.

•	Sell or Liquidate Internet Originated Deposits. In one or more transactions, the Bank shall sell these deposits. Alternatively, the Bank shall pay off/liquidate any remaining deposits.

•	Change the Bank’s headquarters until the dissolution occurs. If all branch locations are sold before the Bank dissolves, the Bank shall file appropriate applications to change its headquarters until the Bank dissolves.

•	Distribution of United States government agency securities. The Bank shall distribute all of the United States government agency securities and associated repurchase agencies liabilities in its investment business unit to PAFI/UPFC. As of July 31, 2004, the Bank will have approximately $920 million worth of securities and borrowing of approximately $895 million against those securities in its investment business unit. Accordingly, the net liquidating distribution of this unit is anticipated to be approximately $33 million.

•	Distribution of Automobile Loan Portfolio. The Bank shall distribute all of the capital stock of UACC to PAFI/UPFC, which includes its entire automobile loan portfolio.

•	Sell/Distribution of Insurance Premium Finance. The Bank shall sell/distribute its insurance premium finance business and related loans.

•	Distribution of other subsidiaries. The Bank shall distribute to PAFI/UPFC its stock in United PanAm Mortgage Corporation and UAC Investment Corporation (together the “Other Subsidiaries”).

•	Terminate membership in the Federal Home Loan Bank of San Francisco. The Bank shall pay down and cancel any borrowing relationships with the Federal Home Loan Bank of San Francisco (“FHLB”). Upon elimination of such relationships, the FHLB will repurchase FHLB stock held by the Bank

•	Guarantee. UPFC will irrevocably guarantee the obligations of the Bank as further described in Section 4 below.

4. GUARANTEE. To facilitate the liquidation, UPFC will irrevocably guarantee (the “Guarantee”) the obligations of the Bank. A form of the Guarantee is attached hereto as Exhibit A.

5. DISSOLUTION AND LIQUIDATION PERIOD. Following the receipt of OTS approval of the Plan, the Bank shall not engage in any business activities (other than by virtue of its ownership of UACC and the Other Subsidiaries pending distribution of the stock of such subsidiaries) except to the extent necessary to preserve the value of its assets, wind up its business affairs, including any liquidation of its subsidiaries (other than UACC and the Other Subsidiaries), and distribute its assets in accordance with this Plan. In any event, the Bank may carry on its business (other than as necessary with respect to its ownership of UACC and the Other Subsidiaries pending distribution of the stock of such subsidiaries) to the extent necessary for the winding up of the Bank, but shall cease to carry on its business upon the earlier to occur of: (i) the sale of all or substantially all of its operating assets, or (ii) transfer of the assets of the Bank to PAFI/UPFC or a Liquidating Trust (defined and described in Section 7 below). Further, the steps set forth below shall be completed at such times as the Board, in its absolute discretion, deems necessary, appropriate or advisable to maximize the value of the Bank’s assets upon liquidation; provided, that such steps may not be delayed longer than is permitted by applicable law. Without limiting the generality of the foregoing, the Board may instruct the officers of the Bank to delay the taking of any of the following steps until the Bank has performed such actions as the Board or such officers determine to be necessary, appropriate or advisable for the Bank to maximize the value of the Bank’s assets upon liquidation; provided, that such steps may not be delayed longer than is permitted by applicable law:

(a) The cessation of all of the Bank’s business activities and the withdrawal of the Bank from any jurisdiction in which it is qualified to do business, except and insofar as necessary for the ownership, and pending distribution of UACC and the Other Subsidiaries and the sale of their assets and for the proper winding up of the Bank pursuant to OTS regulations; or

(b) The negotiation and consummation of sales of all of the assets and properties of the Bank by the Bank’s officers, insofar and on such terms as the Board deems such sales to be necessary, appropriate or advisable.

(c) In addition to the Guarantee (or to the extent not covered by the Guarantee), in accordance with applicable law, the payment and discharge of, or provision as will be reasonably likely to provide sufficient compensation for:

(i) all claims and obligations, including all contingent, conditional or unmatured contractual claims, known to the Bank;

(ii) any claim against the Bank that is the subject of a pending action, suit or proceeding to which the Bank is a party; and

(iii) claims that have not been made known to the Bank or that have not arisen but that, based on facts known to the Bank, are likely to arise or to become known to the Bank within five years after the Effective Date.

6. AUTHORITY OF OFFICERS AND DIRECTORS. After receipt of OTS approval of the Plan, the Board and the officers of the Bank shall continue in their positions for the purpose of winding up the affairs of the Bank as contemplated by the Act and OTS regulations. The Board may appoint officers, hire employees and retain independent contractors in connection with the winding up process, and is authorized to pay to the Bank’s officers, directors and employees, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the successful implementation of this Plan. Adoption of this Plan by PAFI, sole holder the outstanding capital securities of the Bank shall constitute the approval of the Bank’s stockholder of the Board’s authorization of the payment of any such compensation.

The adoption of the Plan by the Bank’s sole stockholder shall constitute full and complete authority for the Board and the officers of the Bank, without further stockholder action, but subject to any regulatory approvals or non-objections, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character which the Board or such officers deem necessary, appropriate or advisable: (i) to sell, dispose, convey, transfer and deliver the assets of the Bank, (ii) to satisfy or provide for the satisfaction of the Bank’s obligations in accordance with OTS regulations, (iii) to distribute all of the remaining funds of the Bank and any unsold assets of the Bank to the Bank’s stockholder, and (iv) to dissolve the Bank in accordance with the laws of the United States of America and cause its withdrawal from all jurisdictions in which it is authorized to do business.

The Board shall have the authority to appoint a special committee (“Special Committee”) to oversee and implement the Plan.

7. LIQUIDATING TRUST. The Board may, if the Board, in its absolute discretion deems it necessary, appropriate or desirable, establish a liquidating trust (the “Liquidating Trust”) and transfer assets and liabilities of the Bank to the Liquidating Trust for the purposes of prosecuting and defending suits, by or against the Bank, enabling the Bank to settle and close its business, to dispose of and convey the property of the Bank, to discharge the liabilities of the Bank and to distribute to the Bank’s stockholders any remaining assets. The Board shall determine, in its absolute discretion, whether and when to transfer any of the Bank’s remaining assets to the Liquidating Trust; provided, however, if all of the Bank’s assets are not distributed within one year of receipt of OTS approval of the Plan, the Bank shall transfer all of its remaining assets, including any Residual Assets, to the Liquidating Trust.

The Liquidating Trust may be established by agreement with one or more Trustees selected by the Board. If the Liquidating Trust is established by agreement with one or more Trustees, the trust agreement establishing and governing the Liquidating Trust shall be in form and substance determined by the Board. The Trustees shall in general be authorized to take charge of the Bank’s property, and to collect the debts and property due and belonging to the Bank, with power to prosecute and defend, in the name of the Bank, or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint an agent under it and to do all other acts which might be done by the Bank that may be necessary, appropriate or advisable for the final settlement of the unfinished business of the Bank.

8. LIQUIDATING DISTRIBUTIONS.

The Bank may distribute the remaining assets of the Bank, including the stock of UACC and the Other Subsidiaries and any and all tangible, intangible and mixed property and assets, to PAFI/UPFC in one or more liquidating distributions (each a “Liquidating Distribution” and collectively, the “Liquidating Distributions”) in the manner provided by the Act. Any distribution of shares held in UACC, the Other Subsidiaries or another entity, after application of such shares to pay or discharge liabilities of the Bank, shall be distributed on a pro rata basis and fractional shares, to the extent possible, shall be rounded to the nearest whole share. Thereafter, the Bank shall complete its dissolution in accordance with the provisions of the OTS regulations.

9. CANCELLATION OF COMMON STOCK. The Liquidating Distributions shall be in complete redemption and cancellation of all of the outstanding common stock of the Bank. The Board may direct that the Bank’s stock transfer books be closed as of the close of business on the record date fixed by the Board for the first or any subsequent installment of any Liquidating Distribution as the Board, in its absolute discretion, may determine (the “Record Date”). Thereafter, certificates representing common stock of the Bank shall not be assignable or transferable on the books of the Bank except by will, intestate succession or operation of law. PAFI shall surrender to the Bank its stock certificate(s) (or, if so required by the Board in its absolute discretion, furnish indemnity bonds in the case of lost or destroyed certificates, title insurance and medallion signatures) promptly following the Record Date as a condition to their receipt of any Liquidating Distribution.

10. ACTIONS TAKEN AFTER THE EFFECTIVE DATE. After the Effective Date, the Bank shall do the following:

•	Notify the OTS of the Effective Date.

•	Surrender Charter and Bylaws to OTS.

•	Terminate FDIC Insurance.

•	Deregistration of intermediate and thrift holding companies. PAFI and UPFC deregister as intermediate and thrift holding companies.

11. INDEMNIFICATION. The Bank shall continue to indemnify its officers, directors, employees and agents in accordance with applicable law, its charter and bylaws and any contractual arrangements for actions taken in connection with the Plan and the winding up of the affairs of the Bank and the stockholder of the Bank, as beneficiaries of the Trust, shall indemnify any trustee of the Trust and its agents on similar terms. As beneficiaries of the Trust, such stockholder’s obligation to indemnify such persons shall be satisfied out of the assets of the Trust. The Board and the Trustee, in their absolute discretion, are authorized to obtain and maintain insurance for the benefit of such officers, directors, employees, agents and Trustee to the extent permitted by law.

12. POWER OF BOARD OF DIRECTORS, SPECIAL COMMITTEE AND OFFICERS. The Board, Special Committee and the officers of the Bank shall have authority to do or authorize any and all acts and things as provided for in the Plan and any and all such further acts and things as they may consider desirable to carry out the purposes of the Plan, including the execution and filing of all such certificates, documents, information returns, tax returns, and other documents which may be necessary or appropriate to implement, operate and execute the Plan. The Board may authorize such variations from or amendments to the provisions of the Plan as may be necessary or appropriate to effectuate the complete liquidation and dissolution of the Bank and the distribution of its assets to its shareholders, in accordance with Applicable Law, including the Act and any applicable provision of the Code.

13. AMENDMENT. The Plan may be amended by the Board or Special Committee at any time, whether before or after the shareholders’ approval of the Plan and the voluntary dissolution of the Bank.

14. COUNTERPARTS AND FACSIMILE/ELECTRONIC SIGNATURE. This Plan may be executed in one or more facsimiles, counterparts or electronic signature counterparts of any form, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts, facsimiles or electronic signatures have been executed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart, facsimile or form of electronic signature.

15. GOVERNING LAW. This Plan shall be governed by and construed in accordance with the internal laws of the United States of America, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

16. HEADINGS. The headings of the articles, sections and subsections of this Plan are intended for the convenience of the parties only and shall in no way be held to explain, modify, construe, limit, amplify or aid in the interpretation of the provisions hereof. The terms “this Plan,” “hereof,” “herein,” “hereunder,” “hereto” and similar expressions refer to this Plan as a whole and not to any particular article, section, subsection or other portion hereof and include the schedules and exhibits hereto and any document, instrument or agreement executed and/or delivered pursuant hereto.

Dated this 28th day of July, 2004.

/s/ Guillermo Bron
Guillermo Bron	Ron R. Duncanson

/s/ Garland W. Koch	/s/ Mitchell G. Lynn
Garland W. Koch	Mitchell G. Lynn

/s/ Ray Thousand
Ray Thousand

BEING A MAJORITY OF THE DIRECTORS OF THE BANK

[SIGNATURE PAGE TO PLAN OF LIQUIDATION AND DISSOLUTION

OF PAN AMERICAN BANK FSB]

EXHIBIT A

FORM OF GUARANTEE AGREEMENT

This GUARANTEE AGREEMENT, dated as of                     , 2004, is executed and delivered by UNITED PANAM FINANCIAL CORP., a California corporation (the “Guarantor”), in favor of the Obligees (as hereinafter defined) in respect of any of the Obligations (as hereinafter defined) not otherwise paid or provided for pursuant to the Plan of Voluntary Liquidation and Dissolution of PAN AMERICAN BANK FSB. (the “Bank” or the “Association”), a federally-chartered savings and loan association.

RECITALS

WHEREAS, the Bank has adopted a Plan of Voluntary Liquidation and Dissolution pursuant to which the Bank will be liquidated and dissolved;

WHEREAS, the Bank is an affiliate of the Guarantor, and is a wholly owned subsidiary of PAFI, INC. (“PAFI”);

WHEREAS, PAFI is a wholly owned subsidiary of the Guarantor;

WHEREAS, the Bank, which was the issuer and credit originator under the loan programs offered to consumers, will upon completion of the Plan of Voluntary Liquidation and Dissolution cease to conduct business as a federal savings bank;

WHEREAS, the Bank will cease operations upon the completion of transactions to sell all of the assets and to have all liabilities of the Bank assumed, and the Bank has evaluated the transactions to ascertain any and all obligations of the Bank;

WHEREAS, the guarantee by Guarantor of the obligations of the Bank and certain of its affiliates that engage in activities as agents of the Bank or performed services to or for the Bank under contractual arrangements with the Bank will facilitate the dissolution of the Bank;

WHEREAS, the dissolution of the Bank benefits the Guarantor by enabling Guarantor to acquire certain assets from the Bank and by increasing the financial resources of Guarantor available for allocation to Guarantor’s subsidiaries; and

WHEREAS, the Guarantor is willing to guarantee as set forth below the obligations of the Bank;

NOW, THEREFORE, in consideration of the aforementioned benefits and other good and valuable consideration, the Guarantor hereby agrees as follows:

1.	Defined Terms.

(a) All terms defined in the recitals to this Guarantee shall be deemed to be set forth in the body of this Guarantee.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and section and paragraph references are to this Guarantee unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.	Guarantee.

(a) The Guarantor hereby, irrevocably, guarantees to the obligees in respect thereof (each an “Obligee” and collectively the “Obligees”) the due and punctual payment when due (whether at the stated maturity, by acceleration or otherwise) of any and all legal and valid obligations of the Bank and its successors, indorsees, transferees and assigns now or hereafter existing (all such obligations being herein referred to as the “Obligation” or “Obligations”).

(b) The Guarantor further agrees to pay any and all expenses (including, without limitation, all fees and disbursements of counsel) which may be paid or incurred in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Guarantee. This Guarantee shall remain in full force and effect until the Obligations are paid and performed in full. The Obligations of the Guarantor set forth herein are and shall be primary Obligations of Guarantor and any lawsuit to be tendered regarding these Obligations is tendered as an Obligation to the Guarantor.

(c) The Guarantor agrees that, at any time, or from time to time, it shall make any payment on account of its liability hereunder. The Guarantor fully, knowingly and unconditionally waives any right the Guarantor may have to revoke this Guarantee under Section 2815 of the California Civil Code or otherwise.

(d) This Guarantee may be relied upon and inures solely for the benefit of an Obligee of the Bank in connection with legal and valid Obligations of the Bank.

3.	Subrogation.

The Guarantor shall be subrogated to all (if any) rights held by any Obligee against the Bank or any other guarantor or any collateral security or guarantee or right of offset held by an Obligee for the payment of the Obligations; provided however, that notwithstanding any payment or payments made by the Guarantor hereunder or any set-off or application of funds of the Guarantor by an Obligee, the Guarantor shall not be entitled to be subrogated to any of the rights held by any Obligee against the Bank or any other guarantor or any collateral security or guarantee or right of offset held by an Obligee for the payment of the Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from the Bank or any other guarantor in respect of payments made by the Guarantor hereunder, while any amounts owing by the Bank on account of the Obligations are not paid in full. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Guarantor in trust, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Obligee in the exact form received by the Guarantor (duly indorsed by the Guarantor to the Obligee, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Obligee may determine.

4.	Ranking.

This Guarantee will constitute an unsecured obligation of the Guarantor and will rank subordinate and junior in right of payment to all present and future senior indebtedness of the Guarantor. This Guarantee does not limit the incurrence or issuance of securities or unsecured debt of the Guarantor that the Guarantor may enter into in the future or otherwise.

5.	Amendments, etc. with respect to the Obligations; Waiver of Rights.

The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment of any of the Obligations made may be rescinded and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released, and the documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as may be deemed advisable from time to time, and any collateral security, guarantee or right of offset at any time held for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.

No Obligee shall have any obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto.

When making any demand hereunder against the Guarantor, an Obligee may, but shall be under no obligation to, make a similar demand on any other guarantor, and any failure by an Obligee to make any such demand or to collect any payments from any other guarantor or any release of any of other guarantor shall not relieve the Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Obligees against the Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

6.	Conditions to Guarantee.

The Guarantor hereby:

(a) Except as otherwise required by law, waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Obligees upon this Guarantee or acceptance of this Guarantee, and the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between the Guarantor, on the one hand, and any Obligee, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee;

(b) Except as otherwise required by law, waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Guarantor with respect to the Obligations;

(c) Understands that the obligations, covenants, agreements and duties of the Guarantor under this Guarantee shall be construed as a continuing guarantee of payment of the Bank’s legal and valid Obligations and shall in no way be affected or impaired by any circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, as such, it being understood that, in connection with any and all Obligations, the Guarantor will be entitled, however, to assert any defenses that could be asserted by the Bank or pursue any right possessed by the Bank, including, without limitation any right of setoff counterclaim or cross claim against any Obligee or any third party;

(d) Agrees that when pursuing its rights and remedies hereunder against the Guarantor, any Obligee may, but shall be under no obligation to, pursue such rights and remedies as it may have against any other person or entity, or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by any Obligee to pursue such other rights or remedies or to collect any payments from any such other person or entity, or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any such other person or entity, or any such collateral security, guarantee or right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Obligee against the Guarantor;

(e) Agrees that this Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and the successors and assigns thereof, and shall inure to be benefit of the Obligees, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the obligations of the Guarantor under this Guarantee shall have been satisfied by payment in full and any lines of credit shall be terminated, notwithstanding that from time to time the Bank may be free from any Obligations.

7.	Payments.

The Guarantor hereby guarantees that payments hereunder will be paid to the Obligees in U.S. Dollars.

8.	Representations and Warranties.

The Guarantor hereby represents and warrants that:

(a) it is duly incorporated, validly existing and in good standing under the laws of the State of California and has the corporate power and authority and the legal right to conduct the business in which it is currently engaged;

(b) it has the corporate power and authority and the legal right to execute and deliver, and to perform its obligations under, this Guarantee and any other related agreements to which it is a party, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Guarantee and any other related agreements to which it is a party; and

(c) This Guarantee and any other related agreements to which the Guarantor is a party has been duly executed and delivered on behalf of the Guarantor, and constitutes a legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms, except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, liquidation or similar laws relating to or affecting the enforcement of creditors’ rights and remedies, (B) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including without limitation (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing, and (C) public policy.

9.	Notices.

All notices, requests and demands to or upon any Obligee or the Guarantor to be effective shall be in writing (or by telex, fax or similar electronic transfer confirmed in writing) and shall be deemed to have been duly given or made (1) when delivered by hand or (2) if given by mail, when deposited in the mails by certified mail, return receipt requested, or (3) if by telex, fax or similar electronic transfer, when sent and receipt has been confirmed, addressed as follows:

(a) if to any Obligee, at its address or transmission number for notices to be provided; and

(b) if to the Guarantor, at its address or transmission number for notices set forth under its signature below.

Any Obligee and the Guarantor may change its address and transmission numbers for notices by notice in the manner provided in this Section.

10.	Severability.

Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.	Integration.

This Guarantee represents the agreement of the Guarantor with respect to the subject matter hereof and there are no promises or representations by any Obligee relative to the subject matter hereof not reflected herein.

12.	Amendments in Writing; No Waiver; Cumulative Remedies.

(a) None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Guarantor and the relevant Obligee, provided that any provision of this Guarantee may be waived by any Obligee in a letter or agreement executed by such Obligee or by telex or facsimile transmission from such Obligee.

(b) No Obligee shall by any act (except by a written instrument pursuant to section 14(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or event of default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any Obligee, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Obligee of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy, which such Obligee would otherwise have on any future occasion.

The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

13.	Section Headings.

The section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

14.	Successors and Assigns.

This Guarantee shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of the Obligees and their respective successors and assigns.

15.	GOVERNING LAW.

THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA WITHOUT REFERENCE TO ITS CONFLICTS OF LAWS PROVISIONS.

16.	Termination.

Other than claims which have become known prior thereto, this Guarantee will terminate on the date that is the fifth anniversary after the effective date of dissolution of the Bank.

IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

UNITED PANAM FINANCIAL CORP.

By:

Name:
Title:

Address for Notices: